Exhibit 99.1

Press Release

Rockwell Medical Enters into Exclusive Long-Term Agreement with Baxter Healthcare to Commercialize Rockwell’s Hemodialysis Concentrates

- Rockwell Receives $20MM Upfront Cash; $15MM Equity Investment; $10MM in Milestone Payments Tied to Manufacturing Expansion -

WIXOM, MICHIGAN, October 3, 2014 — Rockwell Medical, Inc. (NASDAQ: RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis, announced today that it has signed an exclusive agreement with Baxter Healthcare Corporation, a subsidiary of Baxter International Inc. (NYSE:BAX), to commercialize Rockwell’s hemodialysis concentrate product line in the U.S. and in select overseas markets.

Under the terms of the agreement, Baxter will become the exclusive distributor of Rockwell’s hemodialysis concentrate and ancillary products in the U.S. and selected foreign countries for an initial term of 10 years.  Baxter can extend the agreement for two additional 5-year terms upon meeting certain sales targets, coupled with a $7.5 million payment related to the first extension.  Baxter will purchase products from Rockwell at a pre-determined gross margin-based price per unit and is required to meet minimum annual purchase levels in order to retain their exclusive rights. Baxter will leverage Rockwell’s unique distribution operations in order to provide specialized customer and delivery service for concentrates, covering Rockwell’s costs for these services. Rockwell will retain sales, marketing and distribution rights for its hemodialysis concentrate products in certain foreign countries in which it has an established commercial presence.

In consideration for the exclusive commercialization rights, Baxter will pay Rockwell $20 million in cash. Baxter will also purchase $15 million of Rockwell common stock. The investment in Rockwell shares is being made at a price per share equal to the average closing price of RMTI shares over the last 12 months (or $11.39 per share).  Rockwell is eligible for milestone payments totaling $10 million related to the expansion of its manufacturing capabilities to serve customers across the U.S.

“This long-term, strategic supply and distribution agreement enables Rockwell to expand and accelerate our hemodialysis concentrate business, while we continue to strategically build our drug pharma business in the U.S. and globally,” stated Robert L. Chioini, Founder, Chairman and CEO of Rockwell.  “We are excited to be partnering with Baxter, a global market leader who has a proven track record in the field of dialysis and renal products.  This agreement benefits dialysis patients and service providers by expanding access to our market leading products in new territories, while reducing future risk.”

Jill Schaaf, Corporate Vice President and President of Baxter’s Renal business, added, “Baxter remains committed to addressing the needs of patients and healthcare providers with a comprehensive range of therapeutic options across home, in-center and hospital settings.  This partnership enhances Baxter’s product portfolio with the addition of Rockwell’s high-quality hemodialysis concentrate products.”

Conference Call Information

Rockwell Medical will be hosting a conference call to discuss the agreement on Friday, October 3, 2014 at 8:30am ET.  Investors are encouraged to call a few minutes in advance at (877) 383-7438, or for international callers (678) 894-3975, passcode # 14838823 or to listen to the call via webcast at the Rockwell Medical IR web page: http://ir.rockwellmed.com/

About Rockwell Medical

Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s lead investigational drug Triferic is currently under NDA review by the FDA for the treatment of iron replacement/maintenance in dialysis patients, with a PDUFA date of January 24, 2015. Triferic delivers iron to the bone marrow of dialysis patients in a non-invasive, physiologic manner during their regular dialysis treatment, using dialysate as the delivery mechanism. In completed clinical trials to date, Triferic has demonstrated that it may safely and effectively deliver sufficient iron to the bone marrow, maintain hemoglobin and not increase iron stores (ferritin), while significantly reducing ESA dose. Triferic has successfully completed the efficacy trials of its Phase 3 clinical study program (CRUISE-1 and CRUISE-2).

Rockwell is preparing to launch its FDA approved generic drug Calcitriol, to treat secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy. Rockwell intends to market Calcitriol to hemodialysis patients in in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three manufacturing/distribution facilities located in the U.S. and its operating infrastructure is a ready-made sales and distribution channel that is able to provide seamless integration into the commercial market for its drug product Calcitriol, and Triferic upon FDA market approval.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of the Triferic unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to launch Calcitriol and Triferic following FDA approval. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Michael Rice, Investor Relations; 646-597-6979

Triferic™ is a trademark of Rockwell Medical, Inc. / CitraPure® is a registered trademark of Rockwell Medical, Inc.